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                                  DISTRIBUTION PLAN
                              PURSUANT TO RULE 12B-1 FOR
                          THE CATHOLIC ALLIANCE FUNDS, INC.


     WHEREAS, The Catholic Alliance Funds, Inc. ( the "Fund Company"), a Maryland corporation and open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), is authorized to issue shares in separate Series with each such Series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Directors of the Fund Company as a whole, and the Directors who are not interested persons of the Fund Company (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Series identified on SCHEDULE A attached hereto and the holders of the Shares of each such Series, have approved this Plan on behalf of each such Series by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

     NOW, THEREFORE, this Rule 12b-1 distribution plan is hereby approved as it pertains to the Shares of each Series in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

          1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Directors of the Fund Company, the Fund Company may, on behalf of each of its Series identified on SCHEDULE A attached hereto, directly or indirectly, engage in any activities related to the distribution of Shares, which activities may include, but are not limited to, the following: (a) maintenance fees or other payments to the Fund Company's principal underwriter and to securities dealers and others who are engaged in the sale of Shares and who may be advising shareholders of the Fund Company regarding the purchase, sale or retention of Shares; (b) payment of expenses of maintaining personnel (including personnel of organizations with which the Fund Company has entered into agreements related to this Plan) who engage in or support distribution of Shares or who render shareholder support services not otherwise provided by the Fund Company's transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund Company, processing shareholder transactions, and providing such other shareholder services as the Fund Company may reasonably request; (c) formulating and implementing a marketing program and promotional television, radio, newspaper, magazine and other mass media advertising; (d) preparing, printing and distributing sales literature; (e) preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund Company for recipients other than existing

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shareholders of the Fund Company; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund Company may, from time to time, deem advisable. The Fund Company is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares of each of the Series identified on SCHEDULE A, either directly or through other persons with which the Fund Company has entered into agreements related to this Plan.

          2.   MAXIMUM EXPENDITURES.  The expenditures to be made pursuant to
Section 1 and the basis upon which payment of such expenditures will be made shall be determined by the Directors of the Fund Company, but in no event may such expenditures paid for the benefit of any particular Series exceed in any fiscal year an amount calculated at the rate of .25% of the average daily net asset value of such Series. Such payments for distribution activities may be made directly by the applicable Series or the Fund Company's investment adviser or principal underwriter may incur such expenses and obtain reimbursement from such Series.

          3. MAINTENANCE FEE. In addition to the payments of compensation provided for in Section 2 and in order to further enhance the distribution of its Shares, the Fund Company, on behalf of each Series identified on SCHEDULE A attached hereto, shall pay the principal underwriter a maintenance fee, accrued daily and paid monthly, in an amount equal to an annual rate of .25% of the daily net assets of such Series. When requested by and at the direction of the principal underwriter, the Fund Company shall pay a maintenance fee to dealers based on the amount of Shares sold by such dealers and remaining outstanding for specified periods of time, if any, determined by the principal underwriter, in amounts up to .25% per annum of the average daily net assets of the Shares. Any maintenance fees paid to dealers shall reduce the maintenance fees otherwise payable to the principal underwriter.

          4. TERM AND TERMINATION. This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Directors of the Fund Company and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval. This Plan may be terminated with respect to any Series at any time by vote of a majority of the Qualified Directors or by vote of a majority (as defined in the 1940 Act) of the outstanding Shares of such Series of the Fund Company. In the event the Plan is terminated by any Series in accordance with its terms, the obligations of such Series to make payments to the Fund Company's principal underwriter pursuant to the Plan will cease and such Series will not be required to make any payments for expenses incurred after the date of termination.

          5. AMENDMENTS. This Plan may not be amended with respect to any Series to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority (as defined in

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the 1940 Act) of the outstanding Shares of such Series, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 4 hereof.

          6. SELECTION AND NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of Qualified Directors of the Fund Company shall be committed to the discretion of the Directors who are not interested persons (as defined in the 1940 Act) of the Fund Company.

          7. QUARTERLY REPORTS. The principal underwriter and the Treasurer of the Fund Company shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

          8. RECORDKEEPING. The Fund Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements of such reports, as the case may be, the first two years in an easily accessible place.

          9. LIMITATION OF LIABILITY. A copy of the Agreement and Articles of Incorporation of the Fund Company is on file with the Department of Assessments and Taxation for the State of Maryland and notice is hereby given that this Plan is executed on behalf of the Directors of the Fund Company as directors and not individually and that the obligations of this instrument are not binding upon the Directors or shareholders of the Fund Company individually but are binding only upon the assets and property of the Fund Company.

     IN WITNESS WHEREOF, the Fund Company has caused this Plan to be executed as of the date set forth below.

Dated:   ____________, 1999


Attest:


                                                                 By:
                              -------------------------------
Secretary                               President


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                                                                      SCHEDULE A


                                       SERIES


1.   Large-Cap Growth Fund
2.   Equity Income Fund
3.   Disciplined Capital Appreciation Fund